                                                                                      Exhibit 99.1

FOR IMMEDIATE RELEASE

Goldfield Announces First Quarter 2003 Earnings Results

MELBOURNE, Florida, May 15, 2003 -- The Goldfield Corporation (AMEX: GV) today reported higher income and revenues from continuing operations for the three months ended March 31, 2003.

Net income from continuing operations grew to $224,962, or 1 cent per share, for the three months ended March 31, 2003, compared to $212,031, or 1 cent per share, for the same period last year.

Revenues from continuing operations for the quarter increased 36.6 percent to $7,680,344, versus $5,622,525 for the three months ended March 31, 2002.

John H. Sottile, president of Goldfield, said the company experienced improved performance in both its electrical construction and real estate businesses during the quarter.  In the electrical construction business, the company increased its transmission line construction and fiber optic projects.  During the first quarter of 2003, the company was awarded approximately $15.8 million in new electrical construction projects, and established a new northern division to service electric utilities and telecommunications companies in the mid-Atlantic region of the United States.  "We believe that this high level of new contract awards may suggest the beginning of a rebound in the electrical construction industry," Sottile said.

Revenues in the company's real estate operations also increased significantly for the first quarter of 2003 as compared to the first quarter of 2002.  The company completed its first real estate development last year, and in addition, four other real estate projects are planned or under construction.  "We continue to believe that these developments represent an excellent opportunity for Goldfield, and we are continuing with the construction of the planned condominium developments in Florida, where we have had initial success," Sottile added.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern and mid-Atlantic regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

# # #

Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or info@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2003	2002

Revenue
Electrical construction	$ 6,952,899	$ 5,596,776
Real estate	727,445	25,749
Total revenue	7,680,344	5,622,525

Costs and expenses
Electrical construction	5,749,598	4,445,586
Real estate	647,391	23,211
Depreciation and amortization	345,597	332,985
Selling, general and administrative	577,698	485,357
Total costs and expenses	7,320,284	5,287,139

Other income, net
Interest income	39,486	16,327
Interest expense, net	(6,754)	(7,191)
Other	(17,576)	9,944
Total other income, net	15,156	19,080

Income from continuing operations
before income taxes	375,216	354,466

Income taxes	150,254	142,435

Income available to common
stockholders from continuing operations	224,962	212,031

Income from discontinued operations (including gain
on the sale of real estate of $237,843 in 2002)
(net of income taxes)	-	128,894

Net income available to common stockholders	$ 224,962	$ 340,925

Earnings per share of common stock -
basic and diluted
Income from continuing operations	$ 0.01	$ 0.01
Income from discontinued operations	0.00	0.00
Net income	$ 0.01	$ 0.01

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	26,927,262	27,446,079
Diluted	27,050,729	28,057,556

May 15, 2003